Exhibit 10.5

Confidential

May 5, 2021

Wilfred van Zuilen

Dear Wilfred:

We are pleased to offer you the role of President, EMEA of Zimmer Biomet Holdings, Inc. (“Zimmer Biomet” or the “Company”) reporting to Ivan Tornos, Chief Operating Officer. Your salary grade will be level Z04.  We will mutually agree on your start date, which we expect to be on or around June 1, 2021. You will also be a member of the Company’s global Leadership Team.

This will be an addendum to your Swiss-based contract dated May 5, 2021.

Position Location

This position will be based in Zug, Switzerland.  Your tax home will be in Zug and business meetings and activities will occur in Zug.

Annual Merit Adjustment

Zimmer Biomet’s annual merit review process involves base pay adjustments consistent with job performance.  Merit adjustments are based on performance during the calendar year.  You will be eligible for a merit increase beginning in 2022

Equity Replacement and Sign-On Grants

As described further below, in connection with your commencement of employment, Zimmer Biomet will provide you a one-time long-term incentive grant with a grant date fair value of approximately $3,260,000 (USD).

Equity Replacement Grant

Approximately $2,500,000 (USD) will consist of 50% time-vested restricted stock units (“RSUs”) and 50% stock options. The grant date will be the first business day of the month following your commencement of employment.  These RSUs and stock options will vest at the rate of 25% per year over four years beginning on the first anniversary of the grant date, assuming your continued employment with Zimmer Biomet. The stock options will expire on the tenth anniversary of the grant date.

Sign-On Equity Grant

Approximately $760,000 (USD) will consist of will consist of 50% time-vested RSUs and 50% stock options. The grant date will be the first business day of the month following your commencement of employment. These RSUs and stock options will vest at the rate of 25% per year over four years beginning on the first anniversary of the grant date, assuming your continued employment with Zimmer Biomet.  The stock options will expire on the tenth anniversary of the grant date.

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All equity awards are subject to Compensation and Management Development Committee (“Compensation Committee”) approval and other terms and conditions of the 2009 Stock Incentive Plan, as amended from time to time; award agreements; and your execution of a non-compete agreement in the form provided by the Company.

Executive Officer (Section 16)

We expect that you will be designated by the Board of Directors as an “officer” of Zimmer Biomet for purposes of Rule 16a-1(f) and as an “executive officer” for purposes of Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

As an executive officer, you will be subject to stock ownership guidelines established by the Board of Directors in order to align the interests of executive officers more closely with those of stockholders.  The guidelines will require you to own shares with a value equal to at least three (3) times your base salary.  Under the guidelines, all shares you hold, including time-based RSUs (but excluding unvested performance-based RSUs), will count toward this ownership requirement.  In addition, one-half of any gain on vested stock options will count toward this requirement.  You will have up to five (5) years to achieve the required level of stock ownership.  Further, every executive officer must obtain clearance prior to selling any shares of Company common stock, in part to ensure that all officers remain in compliance with the stock ownership guidelines.

Contractual Obligations

It is our understanding that you do not have any contractual obligations (such as a non-competition or non-solicitation agreement) with a former or current employer that you would violate by accepting this role.  If our understanding is incorrect, please notify me immediately.  If you have a confidentiality obligation with a former or current employer, it is your responsibility to refrain from using or disclosing confidential information.  If you have any questions about this responsibility, please let us know.

Section 409A

To the extent that any payments or benefits under this letter are deemed to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), this letter will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder in order to (a) preserve the intended tax treatment of the benefits provided with respect to such payments and (b) comply with the requirements of Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Nothing in this letter shall be construed as a guarantee by the Company of any particular tax effect. The Company shall not be liable to you for any tax, penalty, or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this letter as an amount includible in gross income under Section 409A.

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If there is any discrepancy between this letter and/or the Swiss contract and the plan documents, the plan documents will govern. While Zimmer Biomet intends to continue benefits referenced in this offer, we reserve the right to change or discontinue them at any time for any reason. Please note in particular that any amount payable or paid to you pursuant to any performance-based compensation plan may be subject to forfeiture or repayment in accordance with the Company’s Executive Compensation Recoupment Policy or applicable plan document or award agreement as approved, adopted and/or revised by the Board or Compensation Committee from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), governmental regulation or stock exchange listing requirement.  By signing below, you acknowledge your understanding that any such repayment obligation will apply notwithstanding anything else stated in this letter.

We are very excited to have you join us and are looking forward to receiving your signed offer letter.  We believe you will make a valuable contribution and find your career with Zimmer Biomet challenging and rewarding.

CONFIRMATION OF ACCEPTANCE

Please indicate your acceptance of this offer by signing below and returning the signed letter to me.

Sincerely,

Ivan Tornos

Chief Operating Officer

Accepted:

/s/ Wilfred van Zuilen  May 6, 2021

__________________________________________

Wilfred van Zuilen       Date

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